Exhibit 10.1
AMENDMENT NO. 2 TO AGREEMENTS
     This AMENDMENT NO. 2 TO AGREEMENTS (this “Amendment”), dated as of October 13, 2005 is among the lending institutions from time to time party to the Loan Agreement (as defined below) (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as “Lenders”), BANK OF AMERICA, N.A., as administrative agent and as collateral agent for the Lenders (in its capacity as administrative agent and collateral agent, the “Agent”), AMERICAN COMMERCIAL LINES LLC, a limited liability company formed under the laws of Delaware (referred to hereinafter as “ACL”), JEFFBOAT LLC, a limited liability company formed under the laws of Delaware (“Jeffboat”), AMERICAN COMMERCIAL TERMINALS LLC, a limited liability company formed under the laws of Delaware (referred to hereinafter as “Terminals”), HOUSTON FLEET LLC, a limited liability company formed under the laws of Delaware (referred to hereinafter as “Houston”), AMERICAN COMMERCIAL BARGE LINE LLC, a limited liability company formed under the laws of Delaware (referred to hereinafter as “ACBL”), and LOUISIANA DOCK COMPANY LLC, a limited liability company formed under the laws of Delaware (referred to hereinafter as “Dock”; and together with ACL, Jeffboat, Terminals, ACBL and Houston, each, individually a “Borrower” and collectively, the “Borrowers”) and each of the other Obligated Parties (as defined in the Loan Agreement) signatory to this Amendment.
RECITALS
     WHEREAS, the Lenders, the Agent, the Syndication Agent, the Co-Documentation Agents, the Borrowers and the other Obligated Parties entered into that certain Amended and Restated Loan Agreement, dated as of February 11, 2005 (as amended, restated, renewed, extended, replaced, supplemented, substituted or otherwise modified from time to time, the “Loan Agreement”); and
     WHEREAS, the Agent and the Obligated Parties entered into that certain Amended and Restated Security Agreement, dated as of February 11, 2005 (as amended, restated, renewed, extended, replaced, supplemented, substituted or otherwise modified from time to time, the “Security Agreement”); and
     WHEREAS, the Lenders, the Agent, the Borrowers and the other Obligated Parties have agreed to modify the terms of the Loan Agreement, Security Agreement and the other Loan Documents as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
     1. Definitions. Terms used in this Amendment which are capitalized and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

     2. Modifications To Loan Agreement. The Loan Agreement is hereby modified as follows:
     (a) Section 1.01 of the Loan Agreement is hereby amended as follows:
          (i) The definition of “Applicable Margin” is hereby amended in its entirety as follows:
          ““Applicable Margin” means as of the Amendment No. 2 Effective Date,
          (a) with respect to Base Rate Loans and all other Obligations, 0% per annum, and
          (b) with respect to LIBOR Loans, 1.25% per annum
          in each case subject to adjustment from time to time thereafter to the applicable margin specified corresponding to the Consolidated Senior Leverage Ratio, as set forth below, respectively:

Consolidated Senior	LIBOR Rate	Base Rate
Leverage Ratio	Loans	Loans
≥ 4.0:1.0	1.75%	0.0
≥ 3.0:1.0,but < 4.0:1.0	1.50%	0.0
≥ 2.0:1.0, but < 3.0:1.0	1.25%	0.0
< 2.0:1.0	1.00%	0.0
          For the purpose of determining any such adjustments to the Applicable Margin, the Consolidated Senior Leverage Ratio, shall be calculated for a four fiscal quarter period of Holdings and established by the first day of the second month following the end of each fiscal quarter of Holdings, beginning with the fiscal quarter ending March 31, 2006 (the first adjustment will be for the month commencing May 1, 2006). If an Event of Default exists at the time any reduction in the Applicable Margin is to be implemented, such reduction shall not occur until the first day of the calendar month following the date on which such Event of Default is no longer continuing.”
          (ii) The definition of “Fee Letter” is hereby amended in its entirety as follows:
          ““Fee Letter” means that certain letter agreement dated as of February 11, 2005 among the Borrowers, the other Obligated Parties, the Syndication Agent and the Agent, as supplemented by the Supplemental Fee Letter.”
          (iii) The definition of “Letter of Credit Subfacility” is hereby amended and restated in its entirety as follows:

          ““Letter of Credit Subfacility” means $20,000,000.”
          (iv) The definition of “Stated Termination Date” is hereby amended and restated in its entirety as follows:
          ““Stated Termination Date” means October 13, 2010.”
          (v) The following definition(s) are hereby added to Section 1.01 of the Loan Agreement:
          ““Amendment No. 2 Effective Date” means October 13, 2005.”
          ““Supplemental Fee Letter” means that certain Supplemental Fee Letter dated as of the Amendment No. 2 Effective Date among the Borrowers, the other Obligated Parties and the Agent.”
     (b) Section 2.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:
          “(a) Unused Line Fee. Subject to Section 9.14, until the Revolving Loans have been paid in full and this Agreement and the Commitments are terminated, the Borrowers agree to pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, on the first day of each calendar quarter (commencing October 1, 2005) and on the Termination Date, an unused line fee (the “Unused Line Fee”) equal to (i) if, as of the beginning of any fiscal calendar quarter, the Consolidated Senior Leverage Ratio (calculated for a four fiscal quarter period of Holdings and determined as of the last day of the immediately preceding fiscal calendar quarter) is equal to or greater than 4.0:1.0, three-eighths of one percent (.375%) per annum, multiplied by the amount by which the Maximum Revolver Amount exceeded the sum of the average daily Aggregate Revolver Outstandings during the immediately preceding calendar quarter or shorter period if calculated for the first calendar quarter following the Amendment No. 2 Effective Date or on the Termination Date, or (ii) if, as of the beginning of any fiscal calendar quarter, the Consolidated Senior Leverage Ratio (calculated for a four fiscal quarter period of Holdings and determined as of the last day of the immediately preceding fiscal calendar quarter) is less than 4.0:1.0, one-quarter of one percent (.25%) per annum, multiplied by the amount by which the Maximum Revolver Amount exceeded the sum of the average daily Aggregate Revolver Outstandings during the immediately preceding calendar quarter or shorter period if calculated for the first calendar quarter following the Amendment No. 2 Effective Date or on the Termination Date. Subject to Section 9.14, the Unused Line Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed. For purposes of calculating the Unused Line Fee pursuant to this Section 2.13, any payment received by the Agent (if received prior to 12:00 noon (Chicago, Illinois time)) shall be deemed to be credited to the Borrowers’ Loan Account on the Business Day such payment is received by the Agent.”

     (c) The Loan Agreement is hereby amended by adding the following new Section 2.14 immediately following Section 2.13:
          “2.14 Increase of Revolver Amount.
          (a) ACL, on behalf of the Borrowers, may at any time deliver a written request to Agent to increase the Maximum Revolver Amount. Any such written request shall specify the amount of the increase in the Maximum Revolver Amount that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase in the Maximum Revolver Amount cause the Maximum Revolver Amount to exceed $350,000,000, (ii) such request shall be for an increase of not less than $50,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall more than one such written request be delivered to Agent in any year. At the time of the sending of such notice, ACL (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than thirty (30) Business Days from the date of delivery of such notice to the Lenders).
          (b) Upon the receipt by Agent of any such written request, Agent shall promptly notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Revolver Amount requested by ACL as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within the agreed upon time period after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Revolver Amount requested by ACL, Agent may seek additional increases from Lenders or Commitments from such Eligible Assignees as it may determine, after consultation with ACL. In the event Lenders (or Lenders and any such Eligible Assignees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Revolver Amount requested by ACL or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, in such amounts and manner as Agent may determine, after consultation with ACL.
          (c) The Maximum Revolver Amount shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Assignees, in each case selected in accordance with Section 2.14(a) above, for which Agent has received acceptances thirty (30) days after the date of the request by ACL for the increase or such earlier date as Agent and ACL may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Revolver Amount requested by ACL in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:
          (i) Agent shall have received from each Lender or Eligible Assignee that is providing an additional Commitment as part of the increase in the Maximum Revolver Amount, an Assignment and Acceptance duly executed by such Lender or Eligible Assignee and each Borrower, provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than the requested increase in the Maximum Revolver Amount;
          (ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.02 of the Loan Agreement shall be satisfied as of the date of the increase in the Maximum Revolver Amount, both before and after giving effect to such increase;
          (iii) Agent shall have received an opinion of counsel to Borrowers in form and substance and from counsel reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);
          (iv) such increase in the Maximum Revolver Amount on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently; and
          (v) there shall have been paid to the Agent and each Lender (including any Eligible Assignee delivering an Assignment and Acceptance as provided for above) providing an additional Commitment in connection with such increase in the Maximum Revolver Amount all fees and expenses due and payable to such Person pursuant to Section 9.04 of the Loan Agreement.
          (d) This Section shall supersede any provisions in Section 9.03 to the contrary.
          (e) As of the effective date of any such increase in the Maximum Revolver Amount, each reference to the term Maximum Revolver Amount herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum Revolver Amount specified in the most recent written notice from Agent to ACL of the increase in the Maximum Revolver Amount.”
     (d) Clause (c) of Section 5.04 of the Loan Agreement is hereby amended and restated in its entirety as follows:

          “(c) commencing with the first fiscal month after the month in which Unused Availability on any date falls below $40,000,00, as soon as practicable, but in no event later than 30 days after the end of each fiscal month of Holdings (other than any fiscal month which is also the end of a fiscal quarter for Holdings), monthly unaudited consolidated balance sheets of Holdings and its Subsidiaries and related consolidated statements of earnings and cash flows of the Holdings and its Subsidiaries for the prior fiscal month and the then elapsed portion of the fiscal quarter, fairly presenting the financial condition and results of operations of the Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that if Unused Availability is greater than $75,000,000 for more than 30 consecutive days and no Event of Default exists and is continuing, then the Obligated Parties may cease delivering monthly financials under this clause (c) unless Unused Availability again falls below $40,000,000.”
     (e) Clause (a) of Section 5.06 of the Loan Agreement is hereby amended and restated in its entirety as follows:
          “(a) so long as no Event of Default exists and Unused Availability is greater than $75,000,000, to visit and inspect the financial records and the Collateral of the Obligated Parties or any Subsidiary one (1) time per fiscal year at reasonable times and upon reasonable notice; after an Event of Default or if Unused Availability is $75,000,000 or less to visit and inspect the financial records and the Collateral of the Obligated Parties or any Subsidiary as often and at such times as Agent and Lenders elect,”
     (f) Clause (c) of Section 5.06 of the Loan Agreement is hereby amended and restated in its entirety as follows:
          “(c) to conduct evaluations and appraisals of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base (except that Lender shall conduct a Vessel Appraisal if and only if an Event of Default exists and is continuing or if Unused Availability is $75,000,000 or less for three (3) days during any calendar month) and, in connection with the foregoing, to pay the reasonable fees and expenses in connection therewith,”
          (g) Clause (c) of Section 6.01 of the Loan Agreement is hereby amended to delete therefrom the reference to “$3,000,000” and to replace therefor a reference to “$7,500,000”.
          (h) Clause (f) of Section 6.01 of the Loan Agreement is hereby amended to delete therefrom the reference to “$1,000,000” and to replace therefor a reference to “$20,000,000”.
          (i) Clause (l) of Section 6.01 of the Loan Agreement is hereby amended to delete therefrom the reference to “$1,000,000” and to replace therefor a reference to “$20,000,000”.
          (j) Clause (n) of Section 6.02 of the Loan Agreement is hereby amended to delete therefrom the reference to “$1,000,000” and to replace therefor a reference to “$20,000,000”.
          (k) Clause (l) of Section 6.03 of the Loan Agreement is hereby amended to delete therefrom the reference to “$3,500,000” and to replace therefor with the following: “if Unused Availability is greater than or equal to $40,000,000, $25,000,000; if Unused Availability is less than $40,000,000, $15,000,000. Notwithstanding the forgoing, if at the time Unused Availability falls below $40,000,000 and there are Investments in excess of $15,000,000 outstanding which were previously permitted under this Section, then the existence of such Investments which were previously permitted shall not cause a Default or an Event of Default unless for a ninety (90) consecutive day period, Unused Availability is less than $40,000,000 and the outstanding Investments exceeds $15,000,000.”
          (l) Clause (b) of Section 6.04 of the Loan Agreement is hereby amended and restated in its entirety as follows:
          “(b) Neither the Obligated Parties nor any Subsidiary shall engage in any Asset Sale otherwise permitted under paragraph (a) above unless (1) such Asset Sale is for consideration at least 85% of which is cash, (2) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, and (3) the value (which shall be equal to the amount which the Lenders would advance against such assets being sold pursuant to the terms of this Agreement) of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed $20,000,000 in any fiscal year (“Annual Cap”); provided, that the provisions of this Section 6.04(b) shall not apply to Asset Sales permitted by clauses (A) and (B) of Section 6.04(a)(iii) and the limitations set forth in Section 6.04(b)(iii) shall not apply to the sale by any Obligated Party of its Equity Interests in any non-Domestic Subsidiaries or any Asset Sales by any non-Domestic Subsidiary. Any portion of the Annual Cap not used in any fiscal year shall not be permitted to be carried over to the any subsequent fiscal year.”
          (m) Section 6.04 of the Loan Agreement is hereby amended by adding the following new Section 6.04(c) immediately following Section 6.04(b):
          “(c) Permitted Acquisitions. Notwithstanding anything to the contrary contained in the Loan Agreement, so long as no Default or Event of Default has occurred and is continuing and shall not have occurred after giving effect to any of the transactions otherwise permitted pursuant to this Section 2(l), Holdings or any of its Subsidiaries may acquire all or a substantial part of the assets or property or Equity Interests of any Person or any business unit or division of any Person (the “Target”), subject to the satisfaction of each of the following conditions (in each case, a “Permitted Acquisition”):

               (i) Agent shall have received at least 15 Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition or shall include a copy of the acquisition agreement;
               (ii) the Target’s assets shall only comprise a business of the type engaged in by Borrowers as of the date hereof or ancillary businesses reasonably related to, or strategically important to, the business engaged in by Borrowers as of the date hereof; provided however that the Accounts, Inventory, Equipment and Vessels of the Target shall not be included in the Borrowing Base without the prior written consent of Agent;
               (iii) (A) if the Borrowers, after giving effect to the Permitted Acquisition, shall have pro forma Unused Availability of not less than $25,000,000 for the twelve (12) months following the date of the Permitted Acquisition, as determined by the Chief Financial Officer or Treasurer of ACL, the calculation of which shall be reasonably acceptable to Agent, then the total cash and noncash consideration (including, without limitation, assumption of Indebtedness) for all Permitted Acquisitions during each fiscal year shall not exceed $50,000,000 in the aggregate; and (B) if the Borrowers, after giving effect to the Permitted Acquisition, shall have (y) a pro forma projected Consolidated Senior Leverage Ratio of less than 4.25:1.0 as of the last day of each of the four (4) fiscal quarters following the date of the Permitted Acquisition and (z) pro form Unused Availability of not less than $40,000,000 during the twelve (12) month period following the date of the Permitted Acquisition, in each case, as determined by the Chief Financial Officer or Treasurer of ACL, the calculation of which shall be reasonably acceptable to Agent, then the total cash and noncash consideration (including, without limitation, assumption of Indebtedness) for all Permitted Acquisitions shall not be limited ;
               (iv) concurrently with the closing of any Permitted Acquisition, Agent will be granted a first priority perfected security interest in and lien on (subject to security interests and liens permitted pursuant to Section 9.8 of the Loan Agreement) all assets acquired by a Borrower or Guarantor as of the date of such Permitted Acquisition or the capital stock of the Target on the same terms and conditions as set forth in Security Agreement or Pledge Agreement, as applicable, and the Target shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith;
               (v) concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance reasonably satisfactory to Agent, a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries giving effect to such Permitted Acquisition, based on Holding’s most recent quarterly financial statements and on assumptions believed by the Borrowers to be reasonable at the time made;

               (vi) on or prior to the date of such Permitted Acquisition, Agent shall have received copies of the acquisition agreement, related agreements and instruments, opinions, certificates, lien search results and other documents reasonably requested by Agent; and
               (vii) concurrently with consummation of the Permitted Acquisition, ACL shall have delivered to Agent a certificate stating that the conditions set forth in clauses (i) through (iv) above have been satisfied and that ACL has delivered to the Agent the documents requested in clauses (v) and (vi) above.”
          (n) Clause (a) of Section 6.05 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “(a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than non-cash distributions of restricted Equity Interests in any Obligated Party or any options to purchase Equity Interests in any Obligated Party granted to any employees or directors of any Obligated Party) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interest or set aside any amount for any such purpose; provided, however, that after the Amendment No. 2 Effective Date, (i) any Borrower or Guarantor may declare and pay dividends or make other distributions ratably to its shareholders of up to $25,000,000 in the aggregate provided that as of the date that any such dividend or distribution is declared and paid (A) no Default or Event of Default exists and is continuing or would exist after giving effect to any such dividend or distribution, (B) Agent and Lenders have received the financial statements required to be delivered under Section 5.04(a) (the “Audited Financial Statements”) for the immediately preceding fiscal year, (C) for the thirty (30) consecutive day period immediately prior to such date and after giving effect to any such dividend or distribution, Borrowers have Unused Availability of not less than $25,000,000, (D) after giving effect to such dividend or distribution, the aggregate amount of such dividends and distributions shall not be greater than $25,000,000, and (E) after giving effect to such dividend or distribution, Borrowers shall have pro forma Unused Availability of not less than $25,000,000 during the twelve (12) months following the date of such dividend or distribution, as determined by the Chief Financial Officer or Treasurer of ACL, the calculation of which shall be reasonably acceptable to Agent, and (ii) any Borrower or Guarantor may declare and pay dividends or make other distributions ratably to its shareholders and without limitation as to amount provided that as of the date that any such dividend or distribution is declared and paid (A) no Default or Event of Default exists and is continuing or would exist after giving effect to any such dividend or distribution, (B) Agent and Lenders have received the Audited Financial Statements for the immediately preceding fiscal year, (C) for the thirty (30) consecutive day period immediately prior to such date and after giving effect to any such dividend or distribution, Borrowers have Unused Availability of not less than $50,000,000, and (D) after giving effect to such dividend or distribution, Borrowers shall have pro forma Unused Availability of not less than $50,000,000 during the twelve (12) months following the date of such dividend or distribution and shall have pro forma Consolidated Senior Leverage Ratio of not greater than 4.25:1.0 as of the last day of each of the four (4) fiscal quarters ending after the date such dividend or distribution, in each case, as determined by the Chief Financial Officer or Treasurer of ACL, the calculations of which shall be reasonably acceptable to Agent. In addition to and not in limitation of the foregoing, so long as no Default or Event of Default exists and is continuing, in the event that Non-U.S. Persons (as defined below) acquire Equity Interests in any Obligated Party equal to or in excess of twenty-five (25%) percent, in the aggregate, of such Obligated Party’s issued and outstanding Equity Interests, such Obligated Party shall be permitted to repurchase all or some of the shares acquired in the most recent trade(s) by Non-U.S. Persons until such time as, after giving effect to such repurchase, such Non-U.S. Persons’ Equity Interests in such Obligated Party is between 24% and 25%, in the aggregate, of the Equity Interests of such Obligated Party. As used herein, “Non-U.S. Persons” shall mean any Person that is not a “United States person” as defined under Section 7701(a)(30) of the Code.”
          (o) Clause (D) of Section 6.08(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “(D) in addition to the prepayments permitted to be made with proceeds of the Holdings initial public offering pursuant to the letter agreement Re: Consent to Senior Notes Prepayment dated as of July 1, 2005 among Obligated Parties and Agent, from and after the Amendment No. 2 Effective Date (1) Obligated Parties may prepay principal Indebtedness under the Maritime Lien Notes or the Senior Notes in an aggregate amount not to exceed $25,000,000 per annum provided that (v) ACL provides Agent with ten (10) days prior written notice of any intended payment and as of the date of any such payment, (w) no Default or Event of Default exists and is continuing or would exist after giving effect to any such dividend or distribution, (x) for the thirty (30) consecutive day period immediately prior to such date and after giving effect to any such payment, Borrowers have Unused Availability of not less than $25,000,000, (y) after giving effect to such prepayment, the aggregate amount of such prepayments for such year shall not be greater than $25,000,000, and (z) after giving effect to such prepayment, Borrowers shall have pro forma Unused Availability of not less than $25,000,000 for the twelve (12) months following the date of such dividend or distribution, as determined by the Chief Financial Officer or Treasurer of ACL, the calculation of which shall be reasonably acceptable to Agent, and (2) Obligated Parties may prepay principal Indebtedness under the Maritime Lien Notes or the Senior Notes without limitation as to amount provided that (w) ACL provides Agent with ten (10) days prior written notice of any intended payment and as of the date of any such payment, (x) no Default or Event of Default exists and is continuing or would exist after giving effect to any such dividend or distribution, (y) for the thirty (30) consecutive day period immediately prior to such date and after giving effect to any such payment, Borrowers have Unused Availability of not less than $50,000,000, and (z) after giving effect to such prepayment, Borrowers shall have pro forma Unused Availability of not less than $50,000,000 during the twelve (12) months following the date of such prepayment and pro forma Consolidated Senior Leverage Ratio of not greater than 4.25:1.0 as of the last day of each of the four (4) fiscal quarters ending after the date of such prepayment, in each case, as determined by the Chief Financial Officer or Treasurer of ACL, the calculation of which shall be reasonably acceptable to Agent.”
          (p) Section 6.09 of the Loan Agreement is hereby amended and restated in its entirety as follows:
                    “6.09 [Intentionally omitted].”
          (q) Section 6.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:
                    “6.10 [Intentionally omitted].”
          (r) Section 6.11 of the Loan Agreement is hereby amended and restated in its entirety as follows:
               “6.11 Consolidated Senior Leverage Ratio. In the event that Unused Availability is less than $40,000,000 at any time, permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter thereafter to be in excess of 4.25:1.0; provided, however, that if Unused Availability is greater than $40,000,000 for more than 30 consecutive days and no Event of Default then exists, then the Consolidated Senior Leverage Ratio shall then cease being tested under this Section 6.11 unless Unused Availability again falls below $40,000,000.”
          (s) Clause (f) of Section 7.01 of the Loan Agreement is hereby amended to delete therefrom the reference to “$2,500,000” and to replace therefore a reference to “$5,000,000”.
          (t) Increase in Non-Ratable Loans. Notwithstanding anything to the contrary contained in Section 8.14(a)(i), the Agent may on any Settlement Date permit Non-Ratable Loans in an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) to remain outstanding, while requiring Settlement of the other outstanding Non-Ratable Loans.
          3. Modifications To Security Agreement.
          (a) Section 4.13(a) of the Security Agreement is hereby amended to delete from the seventh sentence thereof the clause “and withdrawals by such Grantor shall not be permitted.” and to replace therefor the phrase “that Company may direct the disposition of funds in any lockbox or Blocked Account until the Collateral Agent has delivered a Control Notice to the depository bank (as defined below), and after the date on which the Collateral Agent notifies the depository bank that it is withdrawing such Control Notice.
     (b) Section 4.13(a) of the Security Agreement is further hereby amended to insert the following paragraph to the end of such Section:
     “Notwithstanding anything to the contrary contained in the Security Agreement or any other Loan Document, upon the occurrence and during the continuance of a Cash Dominion Trigger Event (as defined below), Agent may deliver a Control Notice (as defined below)to the depository bank at which the Blocked Account is maintained and Agent shall, at the request of Borrower, rescind such Control Notice at such time that a Cash Dominion Trigger Event does not exist for a period of not less than ninety (90) consecutive days. Each Obligated Party agrees that, from and after the date on which Agent shall have delivered a Control Notice to the depository bank(s) at which the Blocked Accounts are located and, until such time, if any, as such Control Notice is rescinded by Agent in accordance with the immediately preceding sentence, all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Accounts Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations. Neither Agent nor any Lender assumes any responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, upon the occurrence of a Cash Dominion Trigger Event, Agent may establish depository accounts (collectively, the “Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Credit Parties shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts. As used in this Section 3, “Cash Dominion Trigger Event” shall mean, as of any date of determination, (a) the occurrence and continuance of a Default or Event of Default or (b) Unused Availability on such date being less than $40,000,000; and “Control Notice” shall mean a written notice delivered instructing the depository bank at which the Blocked Account is maintained to comply with instructions originated by Agent with respect to the deposit account that is covered thereby without further consent of Borrower or any Guarantor.”
     4. Acknowledgments. Each Obligated Party acknowledges and represents that:
     (a) after giving effect to this Amendment, no Default or Event of Default under the Loan Documents shall have occurred;
     (b) as of the date of this Amendment, no default by the Lenders or the Agent in the performance of their respective duties under the Loan Agreement, the Security Agreement or the other Loan Documents has occurred;
     (c) after giving effect to this Amendment, all representations and warranties contained herein and in the Loan Documents are true and correct as though made on and as of the date of this Amendment, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, after giving effect to this Amendment,;
     (d) all necessary actions and proceedings required by the Loan Agreement in connection with this Amendment, applicable law or regulation and the transactions contemplated thereby have been duly and validly taken in accordance with the terms thereof, and all required consents thereto under any agreement, document or instrument to which the Obligated Parties are a party, and all applicable consents or approvals of governmental authorities, have been obtained; and
     (e) this Amendment is a modification of an existing obligation and is not intended to be a novation.
     5. Continued Effectiveness of Loan Documents. Each of the Obligated Parties hereby (a) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect without any defense, claim, counterclaim, right or claim of set-off and is hereby ratified and confirmed in all respects except that on and after the Amendment Effective Date all references in any such Loan Document to “the Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement or Security Agreement shall mean the Loan Agreement or Security Agreement, as the case may be, as amended by this Amendment, and (b) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to Agent, or to grant to Agent a security interest in or lien on, any collateral as security for the Obligations of the Obligated Parties from time to time existing in respect of the Loan Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.
     6. Receipt of Proceeds of ACL, Inc. IPO. Within six (6) Business Days from the Amendment No. 2 Effective Date, ACL, Inc. shall have received the proceeds from an initial public offering of its common stock, with such proceeds being used by the Borrowers to make the Senior Notes Prepayment as provided for under the letter Re: Consent to Senior Notes Prepayment dated as of July 1, 2005 among Obligated Parties and Agent, and to make a mandatory prepayment to Agent, for the benefit of Lenders, in an amount of not less than $55,000,000. Agent shall apply such prepayment against the Obligations in such order and manner as Agent may elect.
     7. Conditions To Effectiveness. This Amendment shall become effective only upon satisfaction in full of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “Amendment Effective Date”):
     (a) ACL, Inc. shall have completed an initial public offering of its common stock.
     (b) No Event of Default shall have occurred and be continuing on the Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.
     (c) The Agent shall have received counterparts of this Amendment which bear the signatures of the Borrowers, the Guarantors and the Agent on behalf of the Lenders.

     (d) The Borrowers shall have paid to Agent, for itself, the Lenders or any other applicable Credit Provider or Person, the fees due under and pursuant to the Supplemental Fee Letter.
     8. Miscellaneous.
     (a) The validity, interpretation and enforcement of this Amendment in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of New York, without reference to the conflicts of law principles thereof.
     (b) This Amendment and the Loan Documents constitute the sole agreement of the parties with respect to the subject matter thereof and supersede all oral negotiations and prior writings with respect to the subject matter thereof. No amendment of this Amendment, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto. This Amendment shall constitute a Loan Document for all purposes of the Loan Agreement and the other Loan Documents.
     (c) The illegality, unenforceability or inconsistency of any provision of this Amendment or any Loan Document shall not in any way affect or impair the legality, enforceability or consistency of the remaining provisions of this Amendment or the Loan Documents.
     (d) This Amendment and the Loan Documents are intended to be consistent. However, in the event of any inconsistencies among this Amendment and any of the Loan Documents, the terms of this Amendment, then the Loan Agreement, shall control.
     (e) At Agent’s request, the Obligated Parties shall execute and deliver such additional documents and take such additional actions as Agent reasonably requests to effectuate the provisions and purposes of this Amendment and to protect and/or maintain perfection of Agent’s and Lenders’ security interests in and liens upon the Collateral.
     (f) This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
     (g) This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same agreement.
[SIGNATURE PAGES FOLLOW]

           IN WITNESS WHEREOF, the parties have entered into this Amendment on the date first above written.

BORROWERS:

AMERICAN COMMERCIAL BARGE LINE LLC
AMERICAN COMMERCIAL LINES LLC
AMERICAN COMMERCIAL TERMINALS LLC
HOUSTON FLEET LLC
LOUISIANA DOCK COMPANY LLC
JEFFBOAT LLC

By:	/s/ Christopher A. Black
Printed:	Christopher A. Black
Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

ACBL LIQUID SALES LLC
ACL FINANCE CORP.
AMERICAN BARGE LINE COMPANY
AMERICAN COMMERCIAL LINES INC.
AMERICAN COMMERCIAL LINES INTERNATIONAL LLC
AMERICAN COMMERCIAL LOGISTICS LLC
AMERICAN COMMERCIAL TERMINALS–MEMPHIS LLC
COMMERCIAL BARGE LINE COMPANY
ORINOCO TASA LLC
ORINOCO TASV LLC

By:	/s/ Christopher A. Black
Printed:	Christopher A. Black
Title:	Senior Vice President and Chief Financial Officer
[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

BANK OF AMERICA, N. A.,

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Vice President
[SIGNATURES OF LENDERS FOLLOW]

BANK OF AMERICA, N. A.

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Vice President

MERRILL LYNCH CAPITAL,

a division of Merrill Lynch Business Financial Services Inc.

By:	/s/Andrew C. Sepe
Name:	Andrew C. Sepe
Title:	Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Carl Giordano
Name:	Carl Giordano
Title:	Assistant Vice President

WELLS FARGO FOOTHILL, LLC

By:	/s/ Michael P. Baranowski
Name:	Michael P. Baranowski
Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director, Banking Products Services, US

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Associate Director, Banking Products Services, US

NATIONAL CITY BUSINESS CREDIT, INC.

By:	/s/ Jason Hanes
Name:	Jason Hanes
Title:	Senior Associate

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Marc J. Breier
Name:	Marc J. Breier
Title:	Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Dwayne L. Coker
Name:	Dwayne L. Coker
Title:	Duly Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jeffrey W. Swartz
Name:	Jeffrey W. Swartz
Title:	Vice President

LASALLE BUSINESS CREDIT LLC

By:	/s/ Susan M. Davis
Name:	Susan M. Davis
Title:	Vice President